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                                                                    EXHIBIT 21.1


                         SUBSIDIARIES OF THE REGISTRANT
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TEAM America Corporation has the following subsidiaries, all of which are wholly owned:

Ohio corporations:

     Team America 3, Inc.; Team America 4, Inc; Team America 5, Inc.; Team America 7, Inc.; Team America 8, Inc.; Team America 10, Inc.; Team America 11, Inc.; Team America 12, Inc.; Team America 13, Inc.; Team America 14, Inc.; Team America 15, Inc.; Team America 16, Inc.; Team America 17, Inc.; Team America 18, Inc.; Team America 19, Inc.; Team America 20, Inc.; Columbus E.L., Inc.; Team America of Orlando, Inc.; Team America of Ohio, Inc.; Team America Professional Employer, Inc.; Team America of California, Inc.; Team America of Texas, Inc.; TEAM America of Washington, Inc.; and TEAM America of Oregon, Inc.

Michigan corporations:

                        The Personnel Department, Incorporated
                        The Personnel Department of Metropolitan Detroit, Inc. PTM Management Company, Incorporated

Indiana corporation:

                        The Personnel Department-Midwest, Inc.

Idaho corporation:

                        Aspen Consulting Group, Inc.

Montana corporation:

                        TEAM America of Montana, Inc. (formerly Company 1, Inc.)

Mississippi:

                        TEAM America Mid-South, Inc.

Tennessee:

                        TEAM America of Tennessee, Inc.

Utah:
                        TEAM America of Utah, Inc. (formerly Paymaster, Inc.)